EXHIBIT 99.1

[GRAPHIC OMITED: NEWS FROM USI]

                                                           FOR IMMEDIATE RELEASE
                                                 Contact: Harvey Grossblatt, CEO
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500

                 UNIVERSAL SECURITY INSTRUMENTS POSTS INCREASES
                    IN SALES AND EARNINGS FOR THIRD QUARTER

                        SALES GROW 52%; EARNINGS RISE 61%

OWINGS MILLS, MD, February 14, 2005 - Universal Security Instruments, Inc. (AMEX: UUU) today announced sharply improved sales and earnings for its third quarter ended December 31, 2004. The Company cited continued strength in core product sales and solid contributions from its 50-percent-owned Hong Kong manufacturing joint venture as key drivers.

The Owings Mills, MD-based designer and marketer of safety and security equipment posted net earnings for the quarter of $793,569 or $0.49 per basic share ($0.45 per diluted share), on net sales of $5,849,144, compared with net earnings of $493,792, or $0.33 per basic share ($0.29 per diluted share), on net sales of $3,838,192 for the prior year's third quarter.

For the nine months ended December 31, 2004, sales rose 31 percent to $17,346,147 versus $13,258,624 for the same period last year. The Company reported that net earnings rose 23 percent to $2,571,184 or $1.62 per basic share ($1.45 per diluted share), compared to net earnings of $2,086,737, or $1.39 per basic share ($1.22 per diluted share), for the same period last year.

Universal said it continued to gain market share during the quarter in the electrical distribution channel through its USI ELECTRIC subsidiary. Sales for the period were up across its core product lines, including ground fault circuit interrupters (GFCI), smoke and carbon monoxide alarms and door chimes. The Company also made additional progress in advancing its retail sales strategy, effectively growing that channel by targeting smaller regional retail accounts currently underserved by other manufacturers.

"We are pleased with our results, and believe they reflect what we think is our ongoing ability to make the most of opportunities we are seeing in the marketplace. Our customer-driven product designs, quality of manufacturing and service flexibility all continued to work in our favor," said Harvey Grossblatt, chief executive officer of Universal Security Instruments.

Grossblatt continued, "Particular areas of strength were sales of GFCI units and our recently introduced combination smoke and carbon monoxide alarm unit. Our Hong Kong Joint Venture also performed well and is scheduled to open its new 250,000-square-foot manufacturing facility in the Fujian province of Southern China during the March/April timeframe."

Grossblatt added that Universal's 50-percent-owned Hong Kong Joint Venture is continuing to work towards a possible Hong Kong Stock Exchange initial public offering in 2005. "The Hong Kong Joint Venture recently determined it would wait until the completion of the audit of its current fiscal year, ending March 31, 2005, in order to pursue a listing. We will continue to keep the market informed on this issue as developments merit. However, no assurances can be given that these steps will result in an initial public offering for the Hong Kong Joint Venture," he said.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 36-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

                                   ----------

                                   -- MORE --

            7-A GWYNNS MILL COURT O OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 O WWW.UNIVERSALSECURITY.COM

Universal/Page 2

                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                                (UNAUDITED)
                                                                                    Three Months Ended December 31,
                                                                                    -------------------------------
                                                                                          2004              2003
                                                                                      ------------      ------------
Sales                                                                                 $  5,849,144      $  3,838,192
Net income*                                                                                793,569           493,792
Income per share
      Basic                                                                           $       0.49      $       0.33
      Diluted                                                                         $       0.45      $       0.29
Weighted average number of common shares outstanding
      Basic                                                                              1,621,582         1,524,276
      Diluted                                                                            1,777,876         1,724,693

                                                                                     (UNAUDITED)
                                                                                    Nine Months Ended December 31,
                                                                                    ------------------------------
                                                                                              2004              2003
                                                                                      ------------      ------------
Sales                                                                                 $ 17,346,147      $ 13,258,624
Net income*                                                                              2,571,184         2,086,737
Income per share
      Basic                                                                           $       1.62      $       1.39
      Diluted                                                                         $       1.45      $       1.22
Weighted average number of common shares outstanding
      Basic                                                                              1,588,959         1,505,033
      Diluted                                                                            1,769,927         1,714,545

* Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred

                           CONSOLIDATED BALANCE SHEET

                                  ASSETS                                                      December 31,
                                                                                              ------------
                                                                                          2004              2003
                                                                                      ------------      ------------
Cash                                                                                  $     61,068      $    218,705
Accounts receivable and amount due from factor                                           3,241,805         2,704,218
Inventory                                                                                4,895,497         2,844,327
Prepaid expenses                                                                           237,628           187,879
                                                                                      ------------      ------------
TOTAL CURRENT ASSETS                                                                     8,435,998         5,955,129
INVESTMENT IN HONG KONG JOINT VENTURE                                                    5,972,252         4,651,661
PROPERTY AND EQUIPMENT - NET                                                                82,352            87,141
OTHER ASSETS AND DEFERRED TAX ASSET                                                         60,185            11,472
                                                                                      ------------      ------------
TOTAL ASSETS                                                                          $ 14,550,787      $ 10,705,403

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                                 $  1,553,387      $  1,283,601
Accrued liabilities                                                                      1,012,395           690,884
Current obligations under capital lease                                                         --            19,095
                                                                                      ------------      ------------
TOTAL CURRENT LIABILITIES                                                                2,565,782         1,993,580
                                                                                      ------------      ------------
LONG TERM DEBT                                                                                  --                --
SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares;
 issued and outstanding 1,630,345 and 1,551,456 shares at December 31,
 2004 and December 31, 2003,
respectively                                                                                16,305            15,515
Additional paid-in capital                                                              11,403,676        11,186,757
Retained earnings (deficit)                                                                565,024        (2,490,449)
                                                                                      ------------      ------------
TOTAL SHAREHOLDERS' EQUITY                                                              11,985,005         8,711,823
                                                                                      ------------      ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $ 14,550,787      $ 10,705,403

All shares have been adjusted to reflect the 4-for-3 stock split payable on April 5, 2004.

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements. We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements. We will revise our outlook from time to time and frequently will not disclose such revisions publicly.